Exhibit 10.42

JOINT DEVELOPMENT AGREEMENT

Parties:	SOLVAY SA, a company incorporated in Belgium with its registered office located at 33 rue du Prince Albert, B-1050 Brussels (Belgium),	Bioamber International S.à.r.l., a company incorporated in Luxembourg with its registered office located at 1 rue Nicolas Simmer, L-2538 Luxembourg,

	hereinafter referred to as “Solvay”	hereinafter referred to collectively as “Bioamber”

Recitals:

Solvay, as an international chemical company, is active in research and development of various technologies, products and applications such as, but not limited to, the plasticization of polymers, and owns proprietary and valuable information related to the same.

Bioamber is engaged in the development, production and sales of bio-based succinic acid and salts of succinic acid, and derivatives thereof and technologies for producing them.

Solvay and Bioamber wish to collaborate to fulfill the Purpose (as hereinafter defined).

Definitions:

“Purpose”	means the development of Product according to the Program for use in the Application.

“Product”	means aliphatic and/or aromatic esters of (i) bio-succinic acid, and/or (ii) its derivatives.

“Application”	means the plasticization of polyvinyl chloride (PVC).

“Effective Date”	means 1 October, 2011.

“JDA Term”	means two (2) years from the Effective Date.

“NDA”	means the Non-Disclosure Agreement entered on 1 February, 2011 between Solvay and Bioamber S.A.S., an Affiliate of Bioamber Inc.

“Secrecy Period”	means the period starting on the Effective Date and ending five (5) years after the expiration, or termination for whatever cause, of this Joint Development Agreement.

“Governing Law”	means the law of France, excluding its conflicts of law principles.

“Arbitration Rules”	means the Rules of Conciliation and Arbitration of the International Chamber of Commerce.

“Arbitration Place”	means Paris (France).

Operative provisions:

The parties agree to collaborate under the terms and conditions set forth hereabove and in the hereunder General Terms and Conditions.

June 2011	Initials of parties:

General Terms and Conditions

1. ADDITIONAL DEFINITIONS

1.1.	In addition to the definitions given hereabove, the following capitalized terms shall have the following meanings:

(a)	“Affiliate” means, with respect to a party, any entity or person controlling, or controlled by, or under common control with, such party, whether directly or indirectly; “control” (including, with correlative meanings, “controlling”, “controlled by”, and “under common control with”) meaning the power to cause the direction of the management of such person or entity, directly or indirectly, whether through ownership of voting securities or otherwise.

(b)	“Background” shall mean either Background Solvay or Background Bioamber.

(c)	“Background Solvay” means any know-how and patent right related to the Purpose and the use of plasticizers in PVC, developed or acquired by Solvay independently of the receipt of succinic esters from Bioamber and/or Agro-Industries Recherches et Développement (the former Bioamber joint venture partner in biobased succinic acid) both prior to and after the Effective Date, and which Solvay is free to disclose and license without accounting to third parties, excluding the Results.

(d)	Background Bioamber” means any know-how and patent right related to the Purpose, the production of bio-succinic acid and/or its derivates, and the chemistry based on such bio-succinic acid and/or derivatives, developed or acquired by Bioamber both prior to and after the Effective Date, and which Bioamber is free to disclose and license without accounting to third parties, excluding the Results.

(e)	“Confidential Information” means (i) the existence and Purpose of this Agreement, (ii) any Background Solvay disclosed directly or indirectly by Solvay to Bioamber under the NDA, or under this Agreement, including any material sample, (iii) any Background Bioamber disclosed directly or indirectly by Bioamber to Solvay under the NDA, or under this Agreement, including any material sample, and (iv) any Results.

(f)	“Program” means the program set up by the parties for the fulfillment of the Purpose, including the tasks to be performed by each party and their associated timing, as detailed in Appendix A hereto, and as may be amended pursuant to Sub-Clause 3.4.

(g)	“Result” means any data or information obtained, or any improvement or invention made, by either party, or jointly by both parties, through the performance of the Program, but excluding any Background.

1.2.	The singular includes the plural and vice versa.

2. PURPOSE OF THE AGREEMENT

2.1.	The purpose of this Agreement is to define the terms which shall control the respective activities, rights and obligations of the parties with respect to the performance of the Program, and the ownership and exploitation of the Results.

3. PERFORMANCE OF THE PROGRAM

3.1.	Each party shall perform its tasks in accordance with the Program with the aim of having it completed within two (2) years from the Effective Date.

3.2.	Each party shall disclose to the other party its Background as it deems necessary for the performance of the Program.

3.3.	Each party shall disclose to the other party the Results it obtains at regular intervals.

3.4.	The parties shall be entitled to jointly amend the Program, including the associated timing, as they deem appropriate.

3.5.	Each party shall support all costs and expenses it may incur during the performance of the Program.

3.6.	Solvay shall be entitled to have any of its activities hereunder performed by any of its Affiliates, including, but not limited to, by SolVin SA.

3.7.	The parties shall explore jointly in good faith the possibility to appeal to sub-contractors that could bring esterification and/or plasticizer market expertise, such as, but not limited to, Lanxess AG.

4. INTELLECTUAL PROPERTY

Background Technology

4.1.	Each party shall retain full ownership of its Background.

4.2.	Each party shall be entitled to use the other party’s Background as disclosed pursuant to section 3.2 for the purpose of performing its tasks under the Program.

Ownership and protection of the Results

4.3.	(a) The parties shall jointly own all Results and shall examine the best means to protect them. In case they elect to patent any Result, the parties shall determine the party (the “Filing Party”) that will (i) file, in its own name, the patent application(s) embodying such Result in the relevant countries jointly agreed upon by the parties, and (ii) take all actions in connection with the prosecution, maintenance and defense of such patent application(s), and of all patents derived therefrom. The parties shall equally share all external expense incurred for such purposes by the Filing Party.

(b) Each party shall be entitled to file patent applications embodying Result in its name and at its expense in those countries where the other party does not wish to file.

(c) Each party shall be entitled to continue, in its name and at its expense, the prosecution, maintenance or defense of any patent right resulting from the actions taken under Sub-Clause 4.3(a) in the event the other party does not wish to continue the same.

4.4.	The other party shall provide assistance, do any act and execute any document, as may be requested by the Filing Party for the purpose of protecting any Results pursuant to Sub-Clause 4.3.

4.5.	Each party shall be responsible for remunerating its employed inventors according to applicable inventors’ laws.

Exploitation rights of the Results

4.6.	Upon successful completion of the Program and provided the Results are deemed satisfactory by both parties, the parties shall jointly decide the way to exploit jointly such Results and shall enter into the required arrangement with the view to jointly produce and commercialize Product.

4.7.	In case, (i) the Results are not deemed satisfactory by either party, or (ii) despite their reasonable endeavors, the parties do not succeed in entering into a further arrangement pursuant to Sub-Clause 4.6 within six (6) months from the completion of the Program;

(a)	The parties shall be free to exploit directly or indirectly any Result, and for such purpose, the Filing Party shall grant to the other party a non-exclusive and free-of charge (subject to the patent expense sharing under Sub-Clause 4.3 (a)) license, with the right to sublicense, under any patent application filed pursuant to Sub-Clause 4.3 (a), and any patents to be granted thereof.

(b)	Upon each party’s request, the other party shall grant to the requesting party a non-exclusive license, with the right to sublicense, under any Results claimed in any patent right filed, prosecuted, maintained and/or defended pursuant to Sub-Clauses 4.3 (b) and/or (c), and any patents to be granted thereof, subject to the reimbursement by the requesting party of half of the external expense (to be) incurred by the other party in connection with such filing, prosecution, maintenance and/or defense.

(c)	Upon either party’s request, the other party shall negotiate in good faith fair and reasonable terms and conditions for the grant of a non-exclusive license under its Background as necessary for the exploitation of the Results by the requesting party, it being understood that Bioamber shall not be under no obligation to license to Solvay its proprietary technology for the production of biobased succinic acid.

5. REPRESENTATION, WARRANTIES AND RESPONSIBILITIES

5.1.	Representation. Each party represents and warrants that it has the right to enter into this Agreement and to fulfill its obligations hereunder, and that it is under no contract or agreement, and will not enter into any contract or agreement during or after the term of this Agreement that will prevent it from performing its duties and obligations under this Agreement.

5.2.	Disclaimer of warranties. Neither party makes any warranties, express, implied, statutory or otherwise, concerning any information, results or materials provided to the other party under this Agreement. In particular, any and all warranties, including, but not limited to, any warranty of merchantability, non-infringement of third party intellectual property rights, fitness for a particular purpose, and any other warranty arising from the course of performance; course of dealing or usage in the trade of the same, are hereby disclaimed.

5.3.	Limitation of liability. Except in case of gross negligence, willful misconduct, or fraudulent misrepresentation, neither party nor its employees shall be liable to the other party for any loss, damage, costs or expenses of any nature whatsoever incurred or suffered of an indirect, incidental or consequential nature, including any economic loss or other loss of turnover, loss of profits, business or goodwill arising out of the performance of the Program, the use of any Background or Result, and/or the handling, use or disposal of any material sample, apparatus, equipment, method or process.

5.4.	Indemnification for bodily injury. Each party shall indemnify the other party, its Affiliates and subcontractors for any damages any representative of any of the foregoing may suffer as result of personal bodily injury, including death, or property damage or loss which may occur while such representative is performing any activity under this Agreement in the premises of the indemnifying party and which is due to the negligence or willful misconduct of the indemnifying party, or its Affiliates, or employees or subcontractors of any of the foregoing.

6. CONFIDENTIALITY AND PUBLICATION

6.1.	Obligations. With respect to Confidential Information, the receiving party shall:

(a) use the same degree of care as it uses for protecting its own confidential information of a like nature (but in no event less than a reasonable degree of care), including, by keeping the same in tangible or documented form, in secure storage and reasonably separate from other information,

(b) not disclose the same to any third party except to its Affiliates, or as authorized under this Agreement,

(c) not use the same for any purpose other than as explicitly permitted under this Agreement,

(d) limit access to the same, on a strict need to know basis, to its and its Affiliates’ employees, requiring that access to perform the Program and/or exploit the receiving party’s rights hereunder, provided such employees are subject to confidentiality obligations through appropriate agreements, have been informed by the receiving party of the obligations hereunder, and the receiving party remains responsible for any violation of the obligations hereunder by such employees;

(e) not disassemble, analyze, or have others analyze, Confidential Information (except Results) in the form of material samples to determine the chemical composition, microscopic structure or method of manufacture of such samples, except to the extent strictly required to fulfill the Purpose, and

(f) upon request and option of the disclosing party, either return Confidential Information (except Results), including copies, extracts and notes of the same, and material samples, to the disclosing party, or destroy (or delete permanently in the case of digital or electronic media) the same, except that the receiving party may retain one (1) copy of such Confidential Information in limited access files in accordance with the terms of this Agreement for the sole purpose of determining its legal obligations hereunder with respect to such Confidential Information, and that this obligation shall not apply to routinely created backup copies of electronic data.

6.2.	Exceptions. The obligations of Sub-Clause 6.1 shall not apply to any portion of Confidential Information that the receiving party can prove:

(a) was available to the public prior to receipt or achievement hereunder, or becomes available to the public thereafter through no fault or negligence of the receiving party, or

(b) was already in the receiving party’s possession and was obtained from a source other than the disclosing party or any of its Affiliate prior to receipt or achievement hereunder, or

(c) was lawfully obtained from a third party legally entitled to do so after the time of receipt or achievement hereunder, and the receiving party is free to disclose without breach of any of its obligations, or

(d) was independently developed by or for the receiving party without using Confidential Information.

For the purpose of this Article, any information which is specific, shall not be deemed to be within any of the foregoing exceptions, merely because it is embraced by more general information which falls within any one or more of the foregoing exceptions. In addition, any combination of features shall not be deemed to be within any of the foregoing exceptions, merely because individual features fall within any one or more of the foregoing exceptions, but only if the combination itself falls within any one of the foregoing exceptions.

6.3.	Disclosure upon process. In the event the receiving party is required to disclose Confidential Information under applicable law, regulation, supervisory authority or other applicable judicial or governmental order, the receiving party shall (i) inform the disclosing party in writing before any disclosure thereof so that the disclosing party may seek an appropriate protective order, (ii) give upon the disclosing party’s request all necessary information and support to ward off the disclosure thereof, (iii) ask the receiving third party to maintain confidentiality, and (iv) strictly limit the content of such disclosure to that portion of Confidential Information that it is strictly compelled to disclose. In any event, the receiving party shall not oppose action by the disclosing party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to Confidential Information.

6.4.	Disclosure to consultants and sub-contractors. The receiving party shall be entitled to disclose Confidential Information to its consultants and sub-contractors, provided (i) such disclosure is required for the performance of the Program and/or the exploitation of the receiving party’s rights hereunder, (ii) such consultants and sub-contractors have been informed by the receiving party of the obligations hereunder, and (iii) the receiving party remains responsible for any violation of the obligations hereunder by such consultants and sub-contractors.

6.5.	Publication. Either party shall not make any use of the name of the other party, or of any of its Affiliates, in connection with this Agreement in any technical, advertising, promotional or sales literature without the prior written consent of the other party, with the exception of publications required for, or resulting from, the filing of patent applications as provided hereunder.

7. TERM AND TERMINATION

7.1.	Term. This Agreement shall enter into force as of the Effective Date, and unless terminated pursuant to Sub-Clause 7.2 or 7.3, shall remain in full force and effect until the completion of the Program, or the JDA Term, whichever occurs first.

7.2.	Termination for breach or bankruptcy. Each party shall have the right, but shall be under no obligation, to terminate this Agreement if the other party:

(a) is shown to be in breach or default in the performance of any of its obligations or covenants hereunder and fails to remedy the same within sixty (60) days of a written notice to do so;

(b) ceases to do business; or

(c) is adjudged a bankrupt or has its assets placed in the hands of a receiver or make any assignment or other accommodation for the benefit of creditors or files or has filed against it a petition for reorganization.

7.3.	Termination for convenience. Each party shall have the right to terminate this Agreement at any time if the Results so-far obtained are not satisfactory.

7.4.	Survival. The provisions of Clauses 4 and 5, and of Sub-Clauses 6.5, 8.1 and 8.2, shall survive the expiration, or termination for any cause, of this Agreement. The provisions of Sub-Clauses 6.1 to 6.4 shall survive the expiration, or termination for any cause, of this Agreement during the Secrecy Period.

8. MISCELLANEOUS

8.1.	Applicable Law. This Agreement shall be governed by and construed in accordance with the Governing Law.

8.2.	Arbitration. All disputes arising out of, or in connection with, the interpretation, performance and/or termination of this Agreement, which cannot be amicably settled between the parties, shall be finally settled under the Arbitration Rules by one or more arbitrators appointed in accordance with such Arbitration Rules. Arbitration proceedings shall take place in the Arbitration Place, and shall be conducted in the English language. The award rendered therein shall be final and binding upon the parties. The foregoing is without prejudice to each party’s right to seek injunctions and other relief in any appropriate court, to the extent such relief is not available in arbitration.

8.3.	Clauses and Headings. Unless the context otherwise indicates, references to Clauses, Sub-Clauses and Appendices are to Clauses and Sub-Clauses of, and Appendices to, this Agreement. Headings to Clauses and Sub-Clauses in this Agreement are included for the purpose of ease of reference only and shall not have any effect on the construction or the interpretation of this Agreement.

8.4.	Entire Agreement. This Agreement, as may be amended pursuant to the provisions hereof, constitutes the entire understanding between the parties in connection with the Purpose, and supersedes any agreements, communications, understandings, promises, or any other arrangement, whether written or oral, made or existing between the parties prior to or simultaneously with this Agreement in connection with the Purpose. For the sake of clarity, from and after the Effective Date, the NDA will remain in effect, other than as it applies to the Purpose, such that (i) any Confidential Information disclosed by one party to the other from and after the Effective Date in connection with the Purpose will be subject to the confidentiality provisions of this Agreement, and (ii) any Confidential Information disclosed by one party to the other that is not in connection with the Purpose will remain subject to the NDA.

8.5.	Export Regulation. Each party agrees to comply with all applicable export control laws and regulations, including the requirement for obtaining any export license or agreement, if applicable. Without limiting the foregoing, each party agrees that it will not transfer any export controlled item, information, data, or technology, generated or received in connection with the Purpose, to foreign persons employed by, associated with, or under contract to, such party in violation of applicable regulations.

8.6.	Force Majeure. If either party is prevented from or delayed in carrying out any of the provisions of this Agreement by reason of any acts of God, war, labor disturbances, lack or failure of transportation facilities, sources of supply of labor, raw materials, power or supplies, or by reason of any law, order, proclamation, regulation, ordinance, demand or requirement of any Government or any subdivision, authority or representatives of any such Government, or by reason of any other cause whatsoever beyond the reasonable control of such party, preventing or delaying the performance of its obligations hereunder, the party so prevented in or delayed shall be excused from such performance to the extent and during the period of such prevention or delay, without, however, extending the term of this Agreement.

8.7.	Further agreement. Except as expressly set forth hereunder, nothing herein shall be deemed to provide a commitment by either party to enter into any further agreement with the other party.

8.8.	Independence of the parties. Nothing in this Agreement shall grant to either party the right to make commitments of any kind for, or on behalf of, the other party. This Agreement is not intended to be, nor shall it be construed as, a joint venture, teaming relationship, partnership, or other formal business arrangement.

8.9.	No assignability. Either party shall not, without prior written consent of the other party, assign this Agreement or any right or obligation hereunder, in whole or in part, without prior written consent of the other party, except that the parties shall be entitled to assign this Agreement and/or such rights and obligations, to any of their respective Affiliates, and/or to any third party acquiring all or substantially all assets of the business to which this Agreement relates, provided that such Affiliate and/or third party agree in writing to be bound by the terms of this Agreement.

8.10.	Notice. Any notice provided for in this Agreement, shall be in the English language and shall be served by registered mail, postage prepaid and shall be therefore effective from the fifth day after the date of mailing.

Notices to Solvay shall be addressed to :

SOLVAY SA

Attention: Philippe Meyrant

Rue de Ransbeek, 310

B-1120 Brussels, Belgium

With a copy to :

SOLVAY SA

Attention: Intellectual Assets Management Department

Rue de Ransbeek, 310

B-1120 Brussels, Belgium

Notices to Bioamber shall be addressed to :

Attention: Jean-François Huc

1, rue Nicolas Simmer

L-2538 Luxembourg

With a copy to :

Boivin Desbiens Senécal, s.e.n.c.

Attention: Thomas Desbiens

2000 McGill College, Suite 2000

Montréal, Québec, Canada

H3A 3H3

8.11.	No variation. No variation of this Agreement shall be effective unless it is in writing signed by a duly authorized representative of each party.

8.12.	Severability. In case any one of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be otherwise affected or impaired thereby.

8.13.	Waiver. No waiver by either party of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver constitute a continuing waiver.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives in two (2) original copies, each party acknowledging having received its own copy.

SOLVAY SA		BIOAMBER INTERNATIONAL S.à.r.l.

/s/ Jean-François Serrier		/s/ J.F. Huc

Name:	Jean-François Serrier	Name:	J.F. Huc

Title:	Senior Executive Vice President General Manager Intellectual Assets Management	Title:	President
Name:
Title:

Appendix:

Appendix A: General Outline Of Respective Tasks

BioAmber

•	Identification and sourcing of biobased alcohols

•	Intellectual property assessment of potential Products

•	Production of various Products

•	Characterization of the Products, including biobased impurities

Solvay

•	Identification of potentially attractive Products via computer assisted modeling

•	Formulation and testing of various Products

•	Market testing of potential Products

While each party will have specific responsibilities, the joint development program will be executed in close coordination between the parties and all results and milestones will be shared in a regular manner.